Exhibit 99.1

Wynn Resorts Announces Consent Solicitation Related to

6 5/8% First Mortgage Notes due 2014

Las Vegas, NV — June 9, 2005 — Wynn Resorts, Limited (Nasdaq: WYNN) announced today that its wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “Issuers”), have commenced a consent solicitation to amend certain provisions of the indenture relating to their 6 5/8% First Mortgage Notes due 2014 (the “Notes”).

Due to demand for Wynn Las Vegas, continued strength in the Las Vegas market, and the desire to maximize the potential of their real estate assets, the Issuers continue to enlarge and refine the scope of their Encore at Wynn Las Vegas project. They have elevated Encore to the status of a free standing casino resort which will be fully integrated with Wynn Las Vegas. The purpose of the proposed amendments is to give the Issuers additional time to finalize the scope of Encore.

The proposed amendments include: (i) extending the deadline for approval of the budget and the plans and specifications for Encore from June 30, 2005 to December 31, 2005, and (ii) extending the outside date for completion of Encore from March 31, 2008 to December 31, 2008.

Concurrently, the Issuers are also seeking a similar amendment to their credit agreement to extend the deadline for approval of the Encore project under the credit agreement from June 30, 2005 to December 31, 2005. The consent solicitation is conditioned on receiving approval of this amendment from the lenders under the credit agreement.

The consent solicitation is being made upon the terms and is subject to the conditions set forth in a Consent Solicitation Statement to be distributed to all holders of record of the Notes. The adoption of the proposed amendments requires the consent of holders of at least a majority in principal amount of the outstanding Notes (the “Requisite Consents”).

Subject to certain conditions, Wynn Las Vegas, LLC will make a consent payment of $2.50 for each $1,000.00 principal amount of Notes to holders who have properly furnished, and not revoked, their consent to the amendments on or prior to June 24, 2005.

The record date for the determination of holders of Notes entitled to give consent is June 7, 2005. The Issuers reserve the right to establish from time to time any new date as the record date and, thereupon, any such new date will be deemed to be the record date for purposes of the consent solicitation.

The Issuers have engaged Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and SG Americas Securities, LLC to act as solicitation agents in connection with the consent solicitation, and MacKenzie Partners, Inc. to serve as the information agent. Questions regarding the consent solicitation may be directed to: Deutsche Bank Securities Inc. at (800) 553-2826 (U.S. toll-free); Banc of America Securities LLC at (888) 292-0070 (U.S. toll-free); Bear, Stearns & Co. Inc. at (877) 696-BEAR (U.S. toll-free); J.P. Morgan Securities Inc. at (866) 834-4666 (U.S. toll-free); or SG Americas Securities, LLC, at (212) 278-5435 (call collect).

Copies of the Consent Solicitation Statement and the Letter of Consent can be obtained by contacting the information agent, MacKenzie Partners, Inc., by telephone at (800) 322-2885 (U.S. toll-free), or in writing at 105 Madison Avenue, New York, NY 10016.

Wynn Resorts is traded on the Nasdaq stock exchange under the ticker symbol “WYNN” and, since December 2004, it has been part of the NASDAQ-100 Index. Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip, opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. For more information, visit www.wynnlasvegas.com.

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